Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SEP Acquisition Corp.
Houston, Texas

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated March 31, 2023, relating to the financial statements of SEP Acquisition Corp. (the Company), which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, P.C.

New York, New York
December 21, 2023